Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS — CANADIAN SUPPLEMENT FOR THE THREE MONTHS ENDED MARCH 31, 2002

     You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations — Canadian Supplement (“Canadian Supplement”) for the three months ended March 31, 2002, in conjunction with both our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), which is based on our unaudited consolidated financial statements, prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”), and our unaudited consolidated financial statements, prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). The following contains forward-looking statements and should be read in conjunction with the factors set forth in the “Forward-looking statements” section of the MD&A. All dollar amounts in this Canadian Supplement are in millions of United States dollars. Where we say “we,” “us,” or “our,” we mean Nortel Networks Corporation and its subsidiaries.

     The Canadian Supplement has been prepared by management to provide an analysis of the impact of material differences between Canadian GAAP and U.S. GAAP on loss from continuing operations before income taxes.

Results of operations

	Three months ended March 31,

	2002	2001
Revenues
- Canadian GAAP	$2,912	$5,755
- U.S. GAAP	$2,912	$5,751
Loss from continuing operations before income taxes
- Canadian GAAP	$(1,200)	$(2,773)
- U.S. GAAP	$(1,215)	$(2,670)

Impact on loss from continuing operations before income taxes

     The following discussion outlines the key differences between Canadian GAAP and U.S. GAAP affecting us and the associated impact on our loss from continuing operations before income taxes under Canadian GAAP for the three months ended March 31, 2002 and 2001.

Business combinations

•	All of our business combinations were accounted for under the purchase method. However, until June 30, 2001, under Canadian GAAP, when common share consideration was involved, the purchase price of our acquisitions was determined based on the common share price for a reasonable period before and after the date the transaction was closed. Under U.S. GAAP, when common share consideration is involved, the purchase price of our acquisitions is determined based on our average common share price for a reasonable period before and after the date the acquisition is announced or the date on which the exchange ratio becomes fixed. As a result, the value assigned to our acquisitions may have varied significantly depending on the length of time between the announcement date and the closing date of the transaction and the volatility of our share price within that time frame. In addition, under Canadian GAAP, we recorded assumed stock options from acquisitions at intrinsic value. Under U.S. GAAP, stock options assumed on acquisitions are recorded at fair value, and for acquisitions on or after July 1, 2001 under Canadian GAAP. Effective January 1, 2002 both U.S. and Canadian GAAP have changed the method used in accounting for goodwill from an amortization method to an impairment only method thereby eliminating any impact on earnings (loss) from continuing operations before income tax due to the amortization of goodwill during the period.

•	Under Canadian GAAP, we are required to capitalize the value assigned to in-process research and development and amortize this value over its estimated useful life. Under U.S. GAAP, this value is written off immediately.

•	Under U.S. GAAP, beginning with acquisitions completed subsequent to July 1, 2000, we are required to allocate a portion of the purchase price to deferred compensation related to unvested options held by employees of the companies acquired. This deferred compensation is amortized to net earnings (loss) based on the graded vesting schedule of the option awards. There is no requirement to record deferred compensation in respect of such unvested options under Canadian GAAP.

     The impact of the above noted differences on the Canadian GAAP loss from continuing operations before income taxes was to reduce the loss from continuing operations before income taxes by $25 for the three months ended March 31, 2002, and to increase the loss from continuing operations before income taxes by $138 for the three months ended March 31, 2001, compared to the U.S. GAAP loss from continuing operations before income taxes.

Global investment tax credits

     Under Canadian GAAP, global investment tax credits are required to be deducted from research and development expense. Under U.S. GAAP, these amounts are required to be deducted from the income tax benefit (provision). The impact of this difference on the Canadian GAAP loss from continuing operations before income taxes was to reduce the loss from continuing operations before income taxes for the three months ended March 31, 2002 and 2001 by $25 and $36, respectively, compared to the U.S. GAAP loss from continuing operations before income taxes.

Derivative accounting

     Under U.S. GAAP, effective January 1, 2001, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), and the corresponding amendments under SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment of SFAS No. 133”. Under Canadian GAAP, gains and losses on derivatives that are designated as hedges, and that manage the underlying risks of anticipated transactions are not recorded in loss from continuing operations before income taxes until the underlying firm commitment is recorded in loss from continuing operations before income taxes. The impact of this difference on the Canadian GAAP loss from continuing operations before income taxes was to increase the loss from continuing operations before income taxes by $16 for the three months ended March 31, 2002, and to increase the loss from continuing operations before income taxes by $11 for the three months ended March 31, 2001, compared to the U.S. GAAP loss from continuing operations before income taxes.

Financial Instruments

     Under Canadian GAAP, a financial instrument that contains both a liability and equity component must be allocated to those components based on fair value. As a result, the $1,800 of 4.25 percent senior notes issued on August 15, 2001, convertible at the holders’ option into our common shares, was allocated based on the fair value of the debt component calculated at $1,325, with the residual of $475 being assigned to the equity component. Under Canadian GAAP, the debt component is increased to the face value of the senior notes over the seven-year term of the senior notes, with the resulting charge recorded to interest expense. The impact of this difference on the Canadian GAAP loss from continuing operations before income taxes was to increase the loss by $17 for the three months ended March 31, 2002, compared to the U.S. GAAP loss from continuing operations before income taxes.

Disclosure of subsidiary guarantees of debt of the parent

     U.S. GAAP requires supplemental consolidating statements of operations, balance sheets and statements of cash flows combining the results and financial condition of the parent, any subsidiary issuers of public debt, guarantor subsidiaries, and non-guarantor subsidiaries. Canadian GAAP does not have similar disclosure requirements. See note 14 to the U.S. GAAP unaudited consolidated financial statements for this additional financial information related to our subsidiaries providing guarantees in respect of our outstanding public debt.

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